BUFFALO GOLD LTD.

Suite 300, 1055 West Hastings Street, Vancouver, B.C., Canada V6E 2E9

Phone: 604-685-5492  Fax: 604-688-4169

September 20, 2005	Trading Symbol: TSX Venture – BUF.U

BUFFALO COMPLETES PRIVATE PLACEMENT

Further to its news release of August 5, 2005, Buffalo Gold Ltd. (TSX-V:BUF.U) is pleased to report that it has closed the non-brokered private placement of 1,000,000 shares at a price of
USD$0.15 per share.  All shares issued under the placement are subject to a four-month hold period expiring January 19, 2006.

On behalf of the Board of Directors of

BUFFALO GOLD LTD.

/s/ John V. Tully

John V. Tully, President

NO STOCK EXCHANGE HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN